Exhibit 10.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Settlement Agreement”) is made and entered into as of August 11, 2021 (the “Effective Date”), by and between Nxt-ID, Inc. (“Nxt-ID”), a Delaware corporation, and Giesecke+Devrient Mobile Security America, Inc. (“GDMSAI”), a Delaware corporation, in connection with a dispute over payment of Dividends under a Certificate of Designations, Preferences and Rights of Series C Non-Convertible Voting Preferred Stock filed by Nxt-ID with the State of Delaware Secretary of State on May 23, 2017 (the “Series C Certificate”, and the Preferred Stock held by GDMSAI the “Series C Shares”), and the related litigation in the Court of Chancery for the State of Delaware, C.A. No. 2020-0664-PAF (the “Litigation”), and the Supreme Court of the State of Delaware, No. 113, 2021 (the “Appeal”) (collectively, the “Dispute”). Nxt-ID and GDMSAI are referred to collectively herein as the “Parties”, or each, individually, as a “Party”. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Series C Certificate, as applicable.

RECITALS

WHEREAS, the Parties have been engaged in the Dispute regarding their respective rights and obligations under the Series C Certificate;

WHEREAS, on August 12, 2020, GDMSAI initiated the Litigation against Nxt-ID for failure to pay Dividends in accordance with the Series C Certificate;

WHEREAS, on March 26, 2021, the Court of Chancery for the State of Delaware entered final judgment against Nxt-ID (the “Judgment”) in the Litigation, declaring that Nxt-ID was and shall be required to pay Dividends at the rate of 15% as provided in the Series C Certificate and ordering Nxt-ID to pay to GDMSAI (1) damages and pre-judgment interest in the amount of $595,980.57; (2) post-judgment interest on $595,980.57 at the statutory legal rate set forth in 6 Del. C. § 2301(a), compounded quarterly; and (3) litigation costs in the amount of $878.52;

WHEREAS, on April 19, 2021, Nxt-ID initiated the Appeal by filing a Notice of Appeal in the Supreme Court for the State of Delaware;

WHEREAS, Nxt-ID failed to pay any Dividends for the period ending April 1, 2021;

WHEREAS, on June 3, 2021, following Nxt-ID’s failure to pay Dividends for the period ending April 1, 2021, GDMSAI filed a Motion for Contempt in the Litigation;

WHEREAS, the Litigation and the Appeal regarding the Dispute are ongoing;

WHEREAS, Nxt-ID failed to pay any Dividends for the period ending July 1, 2021;

WHEREAS, as of the Effective Date, Nxt-ID owes GDMSAI approximately $760,000.00 in unpaid amounts due pursuant to the Judgment, unpaid Dividends, and accumulated interest, and interest continues to accumulate;

WHEREAS, the Parties have engaged in good faith negotiations in an effort to resolve their outstanding areas of dispute;

WHEREAS, to avoid the expense, delay, uncertainty, and risk inherent in continuing the Litigation and the Appeal, the Parties have agreed, after arms-length negotiations, to enter into this Settlement Agreement to finally address and resolve the Dispute and all claims which have in the past existed, or which as of the date of this Settlement Agreement do or could exist, between them, and to satisfy the Judgment; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and satisfaction of which is hereby acknowledged, the Parties hereby agree as follows:

1.  Settlement Payment. Subject to the terms herein, Nxt-ID agrees to pay to GDMSAI an amount of $750,000 (“the Settlement Payment”) in full satisfaction of the amounts owed pursuant to the Judgment and for all Dividends owed as of the Effective Date.

The Settlement Payment shall be paid as follows:

a.	Within two (2) business days after the Effective Date, Nxt-ID shall pay GDMSAI $250,000.00 (“Good Faith Payment”);

b.	On or before the below dates, Nxt-ID shall pay GDMSAI the below amounts:

Amount Due:	No Later Than:
$50,000.00	August 31, 2021
$100,000.00	September 30, 2021
$150,000.00	October 29, 2021
$200,000.00	November 30, 2021

2.  LogicMark Guarantee. Nxt-ID represents and warrants that LogicMark LLC has agreed to guarantee Nxt-ID’s payment obligations pursuant to this Settlement Agreement. No later than August 13, 2021, Nxt-ID will deliver to GDMSAI a written guarantee from LogicMark which incorporates this Settlement Agreement by reference, obligates LogicMark to guarantee all of Nxt-ID’s payment obligations to GDMSAI hereunder, and satisfies all requirements of Delaware law.

3. Dismissal.

a.	Appeal. No later than 5:00 PM EDT on August 12, 2021, Nxt-ID shall take all actions necessary to dismiss the Appeal with prejudice, and shall inform the Supreme Court of the State of Delaware of such dismissal and that no further briefing of the Appeal is necessary. GDMSAI will cooperate with Nxt-ID in securing the dismissal as appropriate.

b.	Litigation. Within two (2) business days following GDMSAI’s receipt of both (1) notification that the Appeal has been dismissed and (2) the Good Faith Payment, GDMSAI will withdraw its Motion for Contempt in the Litigation, without prejudice to GDMSAI’s right to renew any such motion in the event of any future non-payment by Nxt-ID of any obligations pursuant to the Judgment following any breach of this Settlement Agreement.

4. Full Satisfaction. The Settlement Payment shall be in full settlement and satisfaction of any obligations of Nxt-ID with respect to the Dispute, Litigation, Appeal, and Judgment.

5. Future Dividends and Other Rights. Nxt-ID agrees that the Dividend Rate for all future quarterly Dividends under the Series C Certificate is and shall remain 15% (i.e., $75,000) for so long as the Series C Shares governed by the Series C Certificate is outstanding, and that Nxt-ID shall promptly pay all such Dividends on or before the dates required by the Series C Certificate, with the first such $75,000 payment after the Effective Date to be delivered to GDMSAI on or before October 1, 2021. Except as expressly set forth herein, this Settlement Agreement does not waive any of GDMSAI’s rights under the Series C Certificate, at law or otherwise, and GDMSAI expressly reserves all rights it continues to have or hold in connection with the Series C Certificate and the Series C Shares.

6. Breach; Penalty; Remedies.

a.	If Nxt-ID fails to pay any portion of the Settlement Payment on or before the date such portion of the Settlement Payment is due, such failure shall constitute a material breach of this Settlement Agreement, and the total remaining balance of all amounts owed hereunder (the “Remaining Balance”), plus a penalty equal to 10% of such balance, shall become immediately due and payable in full by Nxt-ID to GDMSAI within seven (7) days from the date such portion of the Settlement Payment was due (“Remaining Balance Payment Date”). For the avoidance of doubt, the Remaining Balance shall include (1) any unpaid amounts pursuant to Section 1 above; (2) any unpaid Dividends; and (3) any interest that would have accumulated on the Judgment from the date of the Judgment to the Remaining Balance Payment Date, plus interest from the Remaining Balance Payment Date until the Remaining Balance is paid in full, calculated at the statutory legal rate set forth in 6 Del. C. §2301(a), compounded quarterly. Interest shall continue to accrue on the Remaining Balance plus the 10% penalty at the same rate until Nxt-ID has paid the Remaining Balance plus the 10% penalty in full.

b.	If Nxt-ID fails to fulfill any obligations in paragraphs 1, 2, 3, or 5 above, such failure shall constitute a material breach of this Settlement Agreement, and Nxt-ID agrees to pay all legal expenses incurred by GDMSAI as a result thereof, including, but not limited to, all legal expenses incurred in enforcing the terms of this Settlement Agreement or securing payment of any amounts due under this Settlement Agreement.

7. Mutual Release. In consideration of the foregoing and the terms set forth herein, each Party and each Party’s respective predecessors, successors and assigns, and each of the foregoing’s past and present officers, directors, partners, affiliates, shareholders, associates, members, trustees, employees, agents, attorneys, representatives, servants, beneficial owners, insurers, independent contractors, heirs, executors, and administrators (collectively, each Party’s “Related Parties”) shall be deemed to fully and forever release and discharge the other Party and the other Party’s Related Parties of and from any and all manner of actions, suits, debts, sums of money, accounts, covenants, contracts, agreements, promises, torts, damages, judgments, claims, guaranties, representations, warranties, liabilities, obligations, rights, commitments, and demands, whether in law or in equity, known or unknown, fixed, vested, or contingent, together with all forms of relief, including but not limited to, all costs, expenses, losses, damages, debts and attorneys’ or other professionals’ fees (whether or not allowed by law), which have in the past existed, or which as of the date of this Settlement Agreement do exist, that any Party had, has, or may have against any other Party arising from or relating to the Dispute (the “Released Claims”). Nothing in this Paragraph 7 shall be interpreted as releasing any Party from its obligations under this Settlement Agreement or to preclude a Party from enforcing the terms of this Settlement Agreement.

8. Confidentiality. The Parties agree to keep the terms and existence of this Settlement Agreement strictly confidential and further agree not to disclose, make known, discuss, or convey any information concerning this Settlement Agreement to anyone, except that this confidentiality provision does not preclude the Parties from disclosing the same to their respective tax advisors, attorneys or agents, provided that those to whom the Parties make such disclosure agree to keep the information confidential and not to disclose it to others. This confidentiality provision also does not preclude the Parties from making any disclosure required by law. Notwithstanding the foregoing, if any third party asks either Party about the status of the Parties’ relationship or the Agreement, the Parties shall limit any response to the following: “The Parties have decided to conclude their business relationship and not to continue to pursue business jointly at the present time, with the understanding that either Party may freely pursue any opportunities individually.”

9. Full Settlement. This Settlement Agreement shall not be subject to a claim of mistake of fact or law and expresses the full and complete settlement of any liability currently or previously claimed by any of the Parties, including in connection with any of the Released Claims.

10. No Admission of Liability. This Settlement Agreement is not an admission, and shall not be construed as an admission, by any Party with respect to any conduct or actions claimed to be wrongful, unjustified, unwarranted, discriminatory, tortious, fraudulent, in violation of any contract, standard of behavior or fiduciary duty, or in any way unlawful, with such liability, wrongdoing or admission being expressly denied. This Settlement Agreement is being entered into by the Parties solely for the purpose of reaching an amicable resolution of the differences between them.

11. Representation by Counsel. Each Party has been given the opportunity to have this Settlement Agreement reviewed by an attorney and did so or has waived the right to do so.

12. Miscellaneous.

a. Entire Agreement; Amendments. This Settlement Agreement represents the entire understanding and agreement of the Parties with regard to the subject matter of this Settlement Agreement and supersedes any prior or contemporaneous agreements or understandings, whether oral or written, between the Parties with respect to the subject matter of this Settlement Agreement. No amendment or modification of this Settlement Agreement shall be effective unless in writing and signed by all Parties.

b. Simultaneous Drafting. The Parties agree that each and every provision of this Settlement Agreement shall be deemed to have been simultaneously drafted by all of the Parties, and no laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to the interpretation or enforcement of this Settlement Agreement. This Settlement Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any Party.

c. Binding Effect. This Settlement Agreement shall inure to the benefit of, and be legally binding upon, the Parties to this Settlement Agreement and their respective heirs, personal and legal representatives, successors and permitted assigns.

d. No Waiver. No claim or right arising out of, relating to, or in connection with this Settlement Agreement may be discharged in whole or in part by a waiver of the claim or right unless the waiver is in writing and signed by the waiving Party. The waiver or acceptance of any breach by either Party of any provision of this Settlement Agreement shall not constitute a waiver of or an excuse for non-performance as to any other provision of this Settlement Agreement, nor as to any prior or subsequent breach of the same provision.

e. Governing Law; Jurisdiction. This Settlement Agreement shall be governed by, interpreted and construed, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles. The Parties hereby irrevocably consent to the jurisdiction of the United States District Court for the District of Delaware and of all courts sitting in the state of Delaware, for the purpose of any litigation arising from or related to this Settlement Agreement (including any claim for enforcement of this Settlement Agreement), or any litigation arising from or relating to the Series C Certificate and the rights and obligations thereunder. Each Party waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that venue for any such action shall lie exclusively with the United States District Court for the District of Delaware, and the courts sitting in the state of Delaware, unless the Parties consent in writing to venue in some other court having appropriate jurisdiction. Any final judgment rendered against a Party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

f. Severability. If one or more of the provisions of this Settlement Agreement is, for any reason, held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such provision shall be modified or amended to the extent necessary to remove the invalidity, illegality, or unenforceability. If the amendment or modification of such provision is impossible, the Agreement shall be construed as if it never contained the invalid, illegal, or unenforceable provision, and such provision shall not affect any other provision of this Settlement Agreement, which shall remain in full force and effect.

g. Counterparts; Facsimile Signature; Headings. This Settlement Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any Party to this Settlement Agreement may deliver an executed copy of this Settlement Agreement by facsimile or electronic pdf transmission to the other Parties, and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Settlement Agreement. All headings contained in this Settlement Agreement are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Settlement Agreement.

h. Representations and Warranties. Each Party represents and warrants to the other Party that (a) it is duly authorized to execute and deliver this Settlement Agreement; (b) it has taken all necessary action to authorize the execution and delivery of this Settlement Agreement; (c) the person signing this Settlement Agreement on its behalf is duly authorized to do so; and (d) this Settlement Agreement constitutes its valid, binding, and enforceable obligation. The Parties represent and warrant to each other that they and their respective Related Parties have not assigned or transferred or purported to assign or transfer any agreement, claim, demand, or cause of action with or against them that is the subject of this Settlement Agreement, to any third party, person, or entity.

i. Non-Reliance. The Parties represent and acknowledge that in executing this Settlement Agreement they do not rely and have not relied upon any representation or statement by any other Party or any other Party’s agents, attorneys or representatives with regard to the subject matter, basis, or effect of this Settlement Agreement or otherwise, other than those specifically stated in this Settlement Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be executed by their authorized representatives on the date first written above.

Nxt-Id., Inc.

By:	/s/ Chia-Lin Simmons
Name:	Chia-Lin Simmons
Title:	CEO, NXT-ID

Giesecke+Devrient Mobile Security America, Inc.

By:	/s/ Edgar Salib
Name:	Edgar Salib
Title:	President

Giesecke+Devrient Mobile Security America, Inc.

By:	/s/ Kevin J Fitzgerald
Name:	Kevin J Fitzgerald
Title:	Chief Financial Officer